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                                                                     EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS


Retirement Plan Committee
Western Digital Corporation
Savings and Profit Sharing Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Western Digital Corporation Savings and Profit Sharing Plan of our report dated November 10, 1995, relating to the statements of net assets available for plan benefits of Western Digital Corporation Savings and Profit Sharing Plan as of June 30, 1995 and 1994 and the related statements of changes in net assets available for plan benefits for the years ended June 30, 1995 and 1994, which report appears in the June 30, 1995 annual report on Form 11-K of Western Digital Corporation Savings and Profit Sharing Plan.



                                                    KPMG PEAT MARWICK LLP

Orange County, California
December 15, 1995





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